Exhibit 99.1

Corporate Contact:

Sylvia Wheeler

Executive Director, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX® REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS

PALO ALTO, Calif., May 7, 2009 — Affymax, Inc. (Nasdaq: AFFY) today reported financial results for the first quarter ended March 31, 2009.  The net loss for the first quarter of 2009 was $21.7 million compared to a net loss of $15.6 million for the first quarter of 2008.

Affymax recognized revenue for the quarter ended March 31, 2009 of $25.9 million compared to $16.7 million for the quarter ended March 31, 2008.  The increase in revenue was the result of increased collaboration revenue from its partnership with Takeda Pharmaceutical Company Limited, under their 2006 collaboration for development of Affymax’s compound, Hematide™.

Research and development expenses for the quarter ended March 31, 2009, were $40.4 million compared to $25.4 million for the quarter ended March 31, 2008. The increase was primarily due to higher clinical trial costs resulting from full enrollment of the Phase 3 clinical program as well as higher personnel costs.

General and administrative expenses for the quarter ended March 31, 2009 were $7.4 million compared to $7.5 million for the quarter ended March 31, 2008. The company’s cash, investments and receivables from Takeda totaled $164.0 million as of March 31, 2009.  The cash balance includes net proceeds from the company’s $42 million sale of common stock in a private placement that closed in March 2009.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company developing novel drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s product candidate, Hematide™, is currently in Phase 3 clinical trials for the treatment of anemia associated with chronic renal failure.  For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding financial condition, the success of the Company’s collaboration with Takeda, timing, design and results of the Company’s clinical trials and drug development program and the timing and likelihood of the commercialization of Hematide. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the continued safety and efficacy of Hematide in clinical development, the timing of patient accrual in ongoing and planned clinical studies, regulatory requirements and approvals, research and development efforts, industry and competitive environment, intellectual property rights and disputes and other matters that are described in Affymax’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement in this press release.

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AFFYMAX, INC.

UNAUDITED CONDENSED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2009	2008
Assets
Current assets
Cash and cash equivalents	$79,685	$24,046
Restricted cash	11	11
Short-term investments	46,775	70,673
Receivable from Takeda	20,089	21,688
Income taxes receivable	2,399	2,665
Deferred tax assets	1,351	1,351
Prepaid expenses and other current assets	7,273	6,647
Total current assets	157,583	127,081
Property and equipment, net	6,628	6,952
Restricted cash	1,135	1,135
Long-term investments	17,452	22,945
Deferred tax assets, net of current	5,889	5,889
Other assets	3,732	3,718
Total assets	$192,419	$167,720

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,855	$614
Accrued liabilities	8,333	9,831
Accrued clinical trial expenses	36,007	27,806
Income taxes payable	—	163
Deferred revenue	59,385	54,930
Capitalized lease obligations, current	—	7
Total current liabilities	105,580	93,351
Deferred revenue, net of current	44,725	54,915
Long-term income tax liability	9,400	9,400
Other long-term liabilities	1,033	1,070
Total liabilities	160,738	158,736

Stockholders’ equity
Common stock	19	15
Additional paid-in capital	351,505	306,828
Deferred stock-based compensation	(1)	(4)
Accumulated deficit	(320,068)	(298,328)
Accumulated other comprehensive gain	226	473
Total stockholders’ equity	31,681	8,984
Total liabilities and stockholders’ equity	$192,419	$167,720

AFFYMAX, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Collaboration revenue	$25,849	$16,708
License and royalty revenue	4	6
Total revenue	25,853	16,714
Operating expenses
Research and development	40,447	25,436
General and administrative	7,417	7,468
Total operating expenses	47,864	32,904
Loss from operations	(22,011)	(16,190)
Interest income	401	1,977
Interest expense	—	(29)
Other income (expense), net	(161)	(1,339)
Net loss before benefit for income taxes	(21,771)	(15,581)
Benefit for income taxes	(31)	—
Net loss	$(21,740)	$(15,581)
Net loss per share:
Basic and diluted	$(1.32)	$(1.03)
Weighted-average number of shares used in computing basic and diluted net loss per share	16,488	15,148